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                                                                [ACTRADE LOGO]

                                                                   RELEASE

Investor Contact:

Melissa Payne-Smith
Investor Relations Manager
Actrade Financial Technologies, Ltd.
(732) 868-3100 x211
investor_relations@actrade.com

   ACTRADE to continue E-TAD, E-Draft and ECC businesses despite the closure of
                Actrade Resources, one of its foreign subsidiaries

New York, NY - August 7, 2002 -- Actrade Financial Technologies, Ltd. (NASDAQ:
ACRT), a provider of financing, payment and processing solutions, today announced the recent cessation of operations of Actrade Resources, Inc. ("Resources"), one of its foreign subsidiaries. Nonetheless, Actrade remains committed to growing its domestic E-TAD business, its international E-DRAFT Program, and the payment processing technology of its newly formed subsidiary, E-TAD Clearing Center, Inc.

The Company does not believe that the revenue derived from Resources will be repeated in subsequent quarters. At this time, management is evaluating its alternatives regarding the future direction of the former Resources business.

Chief Executive Officer and President, Alexander C. Stonkus, commented, "There is still tremendous opportunity that we see in both the domestic and international arena for the expansion of our products. The Company has a strong balance sheet and is focused on marketing its products, investing in the latest technologies, and expanding product offerings to meet the needs of our customers. We believe in the value of our payment solutions, financing and technology and will continue to build our domestic and international client base."

Actrade today also announced that the Board of Directors of the Company has directed the audit committee, consisting solely of three independent outside directors of the Company, to conduct an evaluation of, and make a recommendation to the Board of Directors with respect to, anonymous allegations received by the Board that primarily relate to possible irregularities and other alleged improprieties in the Company's IMT business formerly conducted by Resources.

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Except for historical information contained herein, the matters discussed in this press release



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contain forward looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including Form 10-K for the period ended June 30, 2001 and the quarterly reports on Form 10-Q for the periods ended September 30, 2001 and December 31, 2001 and the period ended March 31, 2002.